ASSET PURCHASE AGREEMENT

LUXOR CAPITAL, LLC

And

GOLDEN MATRIX GROUP INC.

This Asset Purchase Agreement (this "Agreement") is made as of the 28th day of February 2018 by and between, Golden Matrix Group Inc. ("GMGI"), a Nevada corporation (referred to herein as "GMGI" and "Buyer"), and Luxor Capital, LLC ("Seller"), together herein referred to as the Parties ("Parties")

PRELIMINARY STATEMENT

The Buyer desires to acquire, and the Seller desires to sell certain Intellectual Property (as such term is defined below), owned by the Seller, under the terms and conditions stated below.

The Buyer and the Seller acknowledge that upon consummation of the transactions contemplated hereunder, Seller will assign a certain technology asset with supporting documentation and Source Code, known as the "GM2 System," and provide "know how" related thereto (collectively, the "Intellectual Property"), that will enable GMGI to provide identified clients with a proprietary social gaming solution. As consideration, the Buyer shall tender 625,000,000 shares of GMGI's Common Stock, plus the "Earn Out Payment", as such term is defined in Section 1.03 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. ACQUISITION OF THE ASSETTS AND OTHER ACTIONS

1.01 ACQUISITION OF THE SELLER'S ASSETS.

Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), the Seller shall sell, assign and transfer all of its right, title and interest to its Intellectual Property to the Buyer (collectively, the "Seller's Assets").

1.02 CONDITIONS PRECEDENT

The Asset Purchase Agreement will only be of force and effect once the following conditions precedent have been satisfied:

(a) GMGI shall have fourteen (14) calendar days from the signing of this Agreement to meet the following requirements, failing which, this Agreement shall become null and void.

(b) During the term referenced in the immediately preceding paragraph, Seller shall provide a fully operational GM2 System, Source Code and all supporting documentation for due diligence review by Buyer; and

(c) Buyer to obtain commitment from one or more of its clients to utilize the GM2 System.

(d) Parties will have the right to extend the fourteen-day period referenced above by mutual written consent.

1.03 CONSIDERATION FOR THE SELLER'S ASSETS.

In consideration for the sale and transfer of the Seller's Intellectual Property, and subject to the terms and conditions of this Agreement, the Buyer will:

(a) issue to the Seller and/or its designated parties Six Hundred Twenty-Five Million (625,000,000) shares of GMGI's common stock, US $0.00001 par value per share, and valued at $0.0004 per share
(b) on or before the **30th April 2019** issue to the Seller and/or its designated parties a convertible note in the amount of Fifty Percent of the Revenues in USD generated by **the GM2 System** during the 12-month period **1st March 2018 to 28th February 2019**. Such note shall bear interest at 4% per annum, and the unpaid principal amount and accrued and unpaid interest shall be convertible into shares of GMGI common stock at a rate equal to one hundred percent (100%) of the average closing price of GMGI's common stock for the seven (7) trading days prior to the Seller delivering a notice of conversion to GMGI.

In consideration for the sale and transfer of the Seller's Intellectual Property and subject to the terms and conditions of this Agreement, the Seller shall prior to closing date:

(a) provide a fully operational GM2 System, Source Code and all supporting documentation to by Buyer; and
(b) provide to Buyer all the relevant know how on how to manage and maintain the GM2 System

1.04 CLOSING.

The Closing shall take place at the offices of GMGI, at 17:00 hours on **28th February 2018**, or at such other place, time or date as may be mutually agreed upon in writing by the parties, once the Conditions Precedent have been met (the "Closing Date").

1.05 CONSENTS TO ASSIGNMENT.

This Agreement may not be assigned, hypothecated, transferred or contracted to another party without the express written consent of both parties.

2. REPRESENTATIONS OF THE SELLER REGARDING THE SELLER.

The Seller represents and warrants to the Buyer as follows:

2.01 ORGANIZATION.
The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

2.02 STATUS OF SELLER.
Schedule 3.02 attached hereto sets forth: (i) the name of the Seller; (ii) the jurisdiction of incorporation of the Seller; (iii) the names of the officers and directors of each Seller; and (iv) the jurisdictions in which the Seller is qualified or holds licenses to do business. The Seller is a private company duly organized and validly existing and in good standing under the laws of Nevada and has all requisite power and authority to own its properties and carry on its business as now being conducted.

2.03 AUTHORIZATION.
The execution and delivery by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereunder and thereunder by the Seller, have been duly authorized by all requisite corporate action. This Agreement has been duly executed by the Seller. This Agreement and all other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute the valid and legally binding obligations of the Seller, enforceable against it in accordance with their respective terms. The execution, delivery and performance by the Seller of this Agreement and the agreements provided for herein, and the consummation by the Seller of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Seller; (b) violate the provisions of the Certificate of Incorporation or Bylaws of the Seller; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of GMGI pursuant to, any indenture, mortgage, deed of trust, security agreement or other instrument or agreement to which any of the Companies is a party or by which any of the Companies or any of its properties is or may be bound.

2.04 STATUS OF INTELLECTUAL PROPERTY

The Seller represents and warrants to the Buyer as follows:

(a) The Seller has good and marketable title to the Intellectual Property, free and clear of any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, encumbrances, options and adverse claims or rights whatsoever.

(b) The Seller is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by the Seller, or the transfer, conveyance and sale of the Intellectual Property to the Buyer pursuant to the terms hereof.

(c) No broker or finder has acted for the Seller in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Seller.

(d) Seller is not in default under any contracts involving any portion of the Intellectual Property and, to the Seller's knowledge, no third party is in default under any of the contracts involving the Intellectual Property.

2.06 LITIGATION.
There is no action, suit or proceeding to which the Seller is a party (either as a plaintiff or defendant) or which challenges or puts the Seller's ownership or use of the Intellectual Property, or any portion thereof, pending or threatened before any court or governmental agency, authority, body or arbitrator and, to the best knowledge of the Seller, there is no basis for any such action, suit or proceeding; (b) the Seller, to the best of its knowledge, no officer, director or employee of the Seller, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of the Seller; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring the Seller to take any.action of any kind with respect to its business, assets or properties or has any impact against title, ownership, possession or use of the Intellectual Property.

2.07 COMPLIANCE WITH AGREEMENTS AND LAWS.
The Seller has all requisite licenses, permits and certificates from all local authorities necessary to conduct its respective business and to own and operate its assets (collectively, the "Permits"). The Seller is not in violation in any material respect of any law, regulation or ordinance relating to its properties. The Seller has not violated, and on the date hereof will not violate any local or foreign laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, immigration, occupational safety, or corrupt practices), the enforcement of which would have a material adverse effect.

2.08 FULL DISCLOSURE.
There are no materially misleading misstatements in any of the representations and warranties made by Seller in this Agreement, the Exhibits or Schedules to this Agreement, or any certificates delivered by Seller pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

3. REPRESENTATIONS OF THE BUYER REGARDING THE BUYER

The Buyer represents and warrants to the Seller that:

3.01 ORGANIZATION AND AUTHORITY.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

3.02 CAPITALIZATION OF THE BUYER

On the date hereof, the Buyer's authorized capital stock consists of 4,000,000,000 shares of common stock (US $0.00001 par value), and 20,000,000 preferred stock (US $0.00001 par value). As of January 31st, 2018, 779,012,961 shares of common stock and 1,000 shares of Series B preferred stock are issued and outstanding. All of the outstanding shares of capital stock of the Buyer have been and on the Closing Date will be duly and validly issued and are fully paid and non-assessable.

3.03 AUTHORIZATION.

The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and consummation by the Buyer of the transactions contemplated herein, have been duly authorized by all requisite corporate action. This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery and performance of this Agreement and the agreements provided for herein, and the consummation by the Buyer of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (d) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of the Buyer pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

3.04 LITIGATION.

There is no suit, action, or legal administrative, arbitration or order, proceeding or governmental investigation pending or, to the knowledge of the Buyer, threatened, to which the Buyer is a party which, considered individually or in the aggregate, would reasonably be expected to materially impair the Buyer's ability to perform its obligations under this Agreement.

3.05 BROKER'S FEE.

No broker or finder has acted for the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of the Buyer.

4. CONFIDENTIALITY.

The Seller recognizes and acknowledges that by reason of the terms contemplated in this Agreement, has had access to confidential information relating to the Buyer's business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, customers, clients, suppliers and others who have business dealings with the Business ("Confidential Information"). The Seller acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information after Closing to any person for any reason whatsoever, unless such information is (a) within the public domain through no wrongful act of the Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement, (c) is required by law to be disclosed or is disclosed for purposes of defending claims related to the Seller in a manner designed to protect the confidentiality of the Confidential Information; or (d) represents historical information reasonably required by a prospective purchaser of the Seller.

5. NOTICES.

Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telex, federal express, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Buyer: **Golden Matrix Group Inc.**

3651 Lindell Road, Ste D131, Las Vegas, NV 89103 USA

To the Seller: **LUXOR CAPITAL LLC**

Suite 302, 2 Grosvenor Street, Bondi Junction, NSW 2022, Australia.

Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, or (b) three business days after being sent, if sent by registered or certified mail.

6. SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer, on the one hand, and the Seller, on the other hand, may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or Affiliate of the Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer or the Seller from any obligation or liability under this Agreement.

7. ENTIRE AGREEMENT; AMENDMENTS; ATTACHMENTS

(a) This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer, by the consent of its Directors or officers, and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

(b) If the provisions of any Schedule or Exhibit to this Agreement are inconsistent with the provisions of this Agreement, the provisions of the Agreement shall prevail. The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

8. SEVERABILITY.

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

9. INVESTIGATION OF THE PARTIES.

All representations and warranties contained herein which are made to the best knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

10. EXPENSES.

Except as otherwise expressly provided herein, the Buyer, on the one hand, and the Seller, on the other hand, will pay all fees and expenses (including, without limitation, legal and accounting fees and expenses) incurred by them in connection with the transactions contemplated hereby. All fees or expenses incurred in connection with this transaction by the Seller shall be allocated to and borne by the Seller.

11. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12. SECTION HEADING

The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

13. MODIFICATIONS.

This Agreement can be modified only by a written agreement duly signed by each party.

14. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

15. UNDERSTANDING AND ACKNOWLEDGEMENT

The undersigned, by its signature, does hereby acknowledge that they have reviewed, understood and agree with the terms and conditions of this Agreement, and execute the Agreement with that knowledge and understanding.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

BUYER: GOLDEN MATRIX GROUP INC., a Nevada corporation

By: ____________________
Weiting Feng CFO

SELLER: LUXOR CAPITAL LLC, a Nevada limited liability company

By: ____________________
Anthony B Goodman, Managing Member

SCHEDULE 3.02

SELLER'S NAME	DOMICILED	OFFICERS & DIRECTORS	FOREIGN REGISTRATIONS
Luxor Capital LLC		Anthony Goodman, Managing Member	